EXHIBIT 99.1

New Phase 2 Data From Brain Cancer Study With Agenus' Prophage Vaccine (HSPPC-96) Presented at Plenary Session of AANS

NCI Group Selects HSPPC-96 Vaccine for Randomized Large-Scale Study With bevacizumab for Recurrent Glioblastoma

LEXINGTON, Mass., April 17, 2012 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN) today announced that an abstract entitled, "A Phase 2 multicenter trial of autologous heat shock protein-peptide vaccine (HSPPC-96; vitespen) for recurrent glioblastoma multiforme (GBM) patients shows improved survival compared to a contemporary cohort controlled for age, KPS and extent of resection," was presented by Dr. Andrew Parsa, Professor, Department of Neurological Surgery, University of California San Francisco, during Plenary Session II at the 80th American Association of Neurological Surgeons (AANS) Annual Scientific Meeting in Miami, Florida.

"Based on the current data, we plan to move forward with a randomized trial evaluating the efficacy of HSPPC-96 with bevacizumab in recurrent GBM patients undergoing surgical resection," said Andrew T. Parsa, MD, Ph.D., Associate Professor in the Department of Neurological Surgery at the University of California, San Francisco (UCSF) and lead investigator for the trial. "I believe the combination of bevacizumab with HSPPC-96 holds significant promise for surgically resected recurrent GBM patients who are faced with limited treatment options."

Over 40 patients were treated and the population evaluated for efficacy had a median Karnofsky performance status (KPS) of 80 and median age of 53. HSPPC-96 treated patients lived significantly longer than 86 consecutive patients not enrolled in the HSPPC-96 clinical trial, but treated with alternative therapies during the study period. Like the HSPPC-96 treated patients, the control patients also underwent >90 percent resection of recurrent GBM and had a KPS>70. The median overall survival for these patients was only 32.8 weeks with a six-month survival of 68 percent compared to a median survival of 47.6 weeks and 93 percent 6 month survival rate for the vaccine treated group (p<0.01). The vaccine was well tolerated, with no related grade 3 or grade 4 toxicities.

The survival data available to date indicate that the HSPPC-96 vaccine may help patients treated with the therapy live longer, and suggest a possible clinical benefit. In addition, the researchers note that the HSPPC-96 results are superior to similar surgical populations identified in the literature as well as a contemporary cohort controlled for age, KPS and extent of resection. Results provide the impetus for further testing against presently approved therapies for recurrent GBM patients.

Further, the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) recently approved a study of the HSPPC-96 vaccine in a large, randomized Phase 2 trial in combination with bevacizumab in patients with surgically resectable recurrent GBM. The study, which is in its early planning stages, would be sponsored by the Alliance for Clinical Trials in Oncology (referred to as the "Alliance"), an NCI cooperative group formed by the merger of the American College of Surgeons Oncology Group (ACOSOG), Cancer and Leukemia Group B (CALGB), and the North Central Cancer Treatment Group (NCCTG).

The trial is intended to investigate the combination of HSPPC-96 and bevacizumab in a three-arm study of approximately 220 patients with surgically resectable recurrent GBM with the primary endpoint to assess overall survival. The study would compare efficacy of the HSPPC-96 vaccine given with bevacizumab either concomitantly or at progression, versus bevacizumab alone, in the therapy of surgically resectable recurrent GBM.  This study design is supported, in part, by a theoretical synergistic effect between HSPPC-96 and bevacizumab.

The study aims to advance the treatment of GBM, the most common and most malignant form of brain cancer. The clinical benefits of Prophage Series as a single agent and in combination with other therapies continue to be reported in peer-reviewed publications and at major international medical meetings.

About Glioblastoma Multiforme (GBM)

The incidence rates of primary malignant brain and central nervous system (CNS) cancers have increased over the last three decades.[1] The American Cancer Society estimates that more than 22,000 malignant tumors of the brain or spinal cord were diagnosed during 2010 in the US and that more than 13,000 people would die from these tumors. Glioblastoma is the most common primary malignant brain tumor and accounts for the majority of diagnoses and has been associated with a particularly poor prognosis, with survival rates at 1 and 5 years equaling 33.7% and 4.5%, respectively.[2] The current standard of care for patients with newly diagnosed glioblastoma is surgical resection followed by fractionated external beam radiotherapy and systemic temozolomide[3] resulting in a median overall survival (OS) of 14.6 months[4] based on data from a randomized Phase III trial. Although this treatment can prolong survival, it is not curative and the vast majority of patients with glioblastoma experience recurrent disease, with a median time to recurrence of 7 months.[5] Currently, there is no standard treatment for patients with recurrent glioblastoma, although additional surgery, chemotherapy (i.e., CCNU, temozolomide), bevacizumab, and radiotherapy are used.

About the Prophage Series Cancer Vaccines

Derived from each individual's tumor, Prophage Series vaccines contain the 'antigenic fingerprint' of the patient's particular cancer and are designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. Prophage Series is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. The Prophage Series G vaccines are currently being studied in two different settings of glioma: newly diagnosed and recurrent disease.

In addition to the recurrent GBM study in G-200, a Phase 2 trial testing the Prophage Series G-100 in patients with newly diagnosed glioma is underway. In this trial, G-100 is being used with the standard of care, which includes Temodar (Merck; temozolomide) and radiation. It is believed that the efficacy of G-100 could potentially be enhanced through this combination regimen.

For additional information please refer to www.clinicaltrials.gov or click on the following link (http://www.clinicaltrials.gov/ct2/show/NCT00905060?term=C-100-37&rank=1)

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. Between Agenus and its partners, 18 programs are in clinical development. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding potential clinical trial activities, outcome benefits, and funding sources. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

References

1. Maher EA, McKee AC. In: Atlas of diagnostic oncology. 3. Skarin AT, Canellos GP, editor. London: Elsevier Science; 2003. Neoplasms of the central nervous system; pp. 5–10.

2. Central Brain Tumor Registry of the United States (CBTRUS) 2010 CBTRUS statistical report: primary brain and central nervous system tumors diagnosed in the United States in 2004-2006. http://www.cbtrus.org/reports/reports.html.

3. National Comprehensive Cancer Network clinical practice guidelines in oncology-central nervous system cancers. v.1.2010.

4.  Stupp R, Mason WP, van den Bent MJ, Weller M, Fisher B, Taphoorn MJ, Belanger K, Brandes AA, Marosi C, Bogdahn U, Curschmann J, Janzer RC, Ludwin SK, Gorlia T, Allgeier A, Lacombe D, Cairncross JG, Eisenhauer E, Mirimanoff RO. European Organisation for Research and Treatment of Cancer Brain Tumor and Radiotherapy Groups; National Cancer Institute of Canada Clinical Trials Group. Radiotherapy plus concomitant and adjuvant temozolomide for glioblastoma. N Engl J Med. 2005;352(10):987–996. doi: 10.1056/NEJMoa043330.

5. Wen PY, DeAngelis LM. Chemotherapy for low-grade gliomas: emerging consensus on its benefits. Neurology. 2007;68(21):1762–1763. doi: 10.1212/01.wnl.0000266866.13748.a9.

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